EXHIBIT 99.1

Internal Memorandum Date: March 18, 2008

To:	Delta Colleagues Worldwide
From:	Richard Anderson and Ed Bastian
Subject:	Moving quickly to address record fuel prices and the weakening U.S. economy

Despite the significant momentum we have achieved at Delta, the rapid increase in fuel costs to record highs and the weakening U.S. economy are placing pressure on our business.  In the past three months, fuel prices have climbed nearly 20 percent and our 2008 fuel bill is now expected to increase by nearly $900 million compared to our business plan (based on $90 per barrel fuel) and more than $2 billion over 2007.

We must act quickly and decisively, as speed in execution leads to success.  With fuel expected to remain at approximately $100 per barrel for the foreseeable future, we must take action to keep Delta strong.  This morning at an investor conference in New York we will announce our plans to manage revenues, capacity, fleet and costs.  Our efforts are focused on four key areas: continued international expansion, further domestic capacity rationalization, improving our RASM to more than 100 percent of industry average, and a heightened focus on cost and cash flow discipline, which will include voluntary reductions in our staff.

International expansion
Much of the protection against increased oil prices that we enjoy today is because of your good work over the last three years to transform Delta into a global airline.  This summer more than 40 percent of our capacity will be dedicated to international flying where fares more readily cover higher fuel costs.  We firmly believe that global expansion, and the network diversity that it provides, is key to our long-term success.

We are in our third consecutive year of record international expansion, including the important additions of Shanghai and Heathrow in the first quarter.  Delta’s international growth will continue to be supported by investments in our fleet, including the continued delivery of 22 international-capable 737-700s, 757-200-ETOPS and 777-200LRs through 2009. Because of their importance in achieving our international growth, we have no plans to defer or delay the delivery of these aircraft.  While we will make small adjustments to our international plans to ensure we are focused on the most profitable routes, we will still increase international capacity by more than 15 percent in 2008.  Any adjustments to international flying will focus on reducing frequencies or eliminating select seasonal routes.  For example, Delta will serve Edinburgh this summer from our JFK hub but will not reinstate seasonal flights from Edinburgh to Atlanta.

Domestic rationalization
Domestically, fuel prices – combined with a weakening domestic economy – have put significant pressure on the profitability of our U.S. network.  Because of this, we are reducing 2008 domestic capacity by an additional 5 percent by August, resulting in a 10 percent year-over-year domestic reduction.  These reductions will be made through a combination of decreased utilization and parking 15-20 mainline aircraft and 20-25 regional jets.  Delta will continue to be an aggressive domestic competitor and will complete these capacity reductions primarily by thinning frequencies and reducing point-to-point routes.  As with past schedule reductions, changes will also be focused at off-peak times or in markets where regional jets are not profitable at the current fuel levels.

Record Fuel Prices
March 18, 2008

RASM improvement
We have made significant progress in closing our unit revenue gap versus the industry, moving from 86 percent of industry average in 2005 to 95 percent last year.  So far this year, we have reached 98 percent of industry RASM and we must accelerate our efforts to improve our RASM performance to more than 100 percent of industry average in 2008 – up from our original goal of 98 percent.  Delta is aggressively acting to recover the fuel price increase in our fare structure. In the past year, we have regularly increased systemwide domestic fares, boosted fuel surcharges, increased international fares, and increased select service fees.

Cost and cash flow discipline
While we will partially offset fuel’s impact through fare increases and our long-term fuel hedging program, the domestic environment limits our ability to increase our fares to cover the full cost of fuel.  Our current fuel hedges for 2008 have a value of approximately $300 million and cover 25 percent of our 2008 requirements.

We must look to all areas of our business for cost savings and revenue enhancements.  We have now targeted $550 million in productivity initiatives for 2008, a $150 million increase over our plan.  Every Delta employee will play a role in achieving our productivity goal.

We are also taking a prudent approach to our cash outflows and have identified $200 million in capital expenditures to be deferred or eliminated.  We will sell mainline and regional aircraft as they are removed from the schedule.  By selling these aircraft, we can improve our liquidity and eliminate overhead.

Voluntary headcount reductions
Our plans to reduce cost and domestic capacity will change the number of people needed to operate the airline.  To manage these reductions, in April we will offer two comprehensive voluntary programs for U.S., non-pilot employees:

1.	The 60-Point Retirement Program for those who are already eligible for retirement or for those whose age and years of service add up to at least 60, with 10 or more years of service

2.	The Early Out Program for frontline employees with 10 or more years of service and for administrative and management employees with one or more years of service

Both programs offer a severance payment, travel privileges, and additional benefits to manage career transitions.  Specifics differ based on age, retirement eligibility and years of service.  Approximately 30,000 employees will be eligible for one of the two voluntary programs.

In addition to meeting our business needs, these programs are influenced by your many requests for early retirement and early out programs that give you an opportunity to make a career choice that benefits you, your family and the company.  Importantly, for frontline employees, we expect to achieve the necessary reduction of approximately 1,300 positions through attrition, retirements, limited hiring and the introduction of these voluntary programs.  The number of frontline employees who want to participate in these programs will not be limited.

For the administrative and management teams, we have even more aggressive productivity improvement targets, including the reduction of more than 700 merit positions.  We hope these enhanced voluntary programs will minimize the need for involuntary reductions for the merit group.

Record Fuel Prices
March 18, 2008

An overview is attached describing the voluntary programs. In the next few weeks you will have opportunities to learn more about these programs prior to the April 14 to May 12 enrollment window. Beginning March 31, DeltaNet will be updated with more information and the Employee Service Center will be available to answer your questions.  These programs reflect yet another aspect of the Delta Difference. Our overall flexibility allows us to offer creative, generous, employee-focused solutions to achieve the necessary reductions voluntarily.

In addition to the initiatives we have outlined above, we are deferring any decision on 2008 pay increases until we better understand the outlook for our business.  We remain committed to moving toward industry standard pay over time; however, it is important that we proceed cautiously in the current economic and fuel climate.

While we must act to keep Delta strong in the face of record high fuel prices and a worsening domestic economy, the Board of Directors and senior management will continue to explore our strategic options.  As we have previously stated, we support industry consolidation as a vehicle to ensure Delta remains an industry leader.  The Special Committee of our Board continues to work with our senior leadership team on strategic alternatives.  The Board, at its discretion, will act in the best interest of all Delta stakeholders. While the rise in fuel and the weakening economy present near-term challenges, our long-term view remains that consolidation may be the right course of action.

Delta has faced many challenges before – and through them all, you have shown that we do business differently.  Your commitment has been unquestionable, your service unparalleled and your track record undisputed.  Thank you for what you do every day to serve our customers and make Delta an industry leader.

Attachment

Voluntary Program Highlights

Severance calculations will be based on:	**Salary as of** **Completed Years of Service as of** **Years of Age as of**	**03/01/08** **12/31/08** **12/31/08**

	60-Point Retirement Program	Early Out Program
Eligibility (Service and age are as of 12/31/08)	Minimum 10 years of service (YOS) ***AND*** Years Of Service + AGE = 60 or more	Not eligible for 60-point retirement; Front-Line – 10 YOS Merit – 1 YOS
Severance Pay (Salary as of 03/01/08 and YOS as of 12/31/08)	YOS / Weeks < 20 / 20 20 to <25 / 23 25 to <30 / 26 30 to <35 / 30 35 to <40 / 34 40+ / 39	2 weeks per YOS with a minimum of 2 weeks and a maximum of 20 weeks
Travel	"Retiree Travel" For lifetime for retiree and eligible family members •S3B priority •Annual Buddy Passes •Interline travel	For the number of completed YOS with employee and eligible family members •S3B priority •Pay yield fare •No Buddy Passes •No Interline travel
Medical, Dental and Vision Insurance	•3 months company paid medical, dental and vision •Access to retiree medical up to age 65	•3 months company paid medical, dental and vision
Life Insurance	"Retiree Life" $10,000 death benefit	Not Available
Pension Benefit	Unaffected by these programs*	Unaffected by these programs*
Vacation	Unused earned and accrued	Unused earned**

As of 3/16/08

Voluntary Program Highlights  Severance calculations Salary as of 03/01/08will be based on: Completed Years of Service as of  12/31/08pYears of Age as of   12/31/08  60-Point Retirement Program Early Out Program Eligibility Minimum 10 years of service (YOS)AND Not eligible for 60-point retirement;(Service and age are as of 12/31/08)AND Years Of Service  +  AGE = 60 or more retirement; Front-Line –10 YOS Merit –1 YOSSeverance PayYOSWeeks< 20   202 weeks per YOS with a minimum of 2 weeks and a maximumof20weeks(Salary as of 03/01/08 and YOS as of 12/31/08) 20 to <25   2325 to <30    2630 to <35      3035 to <40 3440+   39maximum of 20 weeks  Travel“ Retiree Travel” For lifetime for retiree and eligible family members • S3B priority • Annual Buddy Passes For the number of completed YOS with employee and eligible family members•S3B priority • Pay yield fare • No Buddy Passes • Annual Buddy Passes • Interline travel No Buddy Passes • No Interline travel Medical, Dental and Vision Insurance • 3 months company paid medical, dental and vision • Access to retiree medical up to age •3 months company paid medical, dental and visionsuace65Life Insurance “Retiree Life” $10,000 death benefit Not Available Pension Benefit Unaffected by these programs*Unaffected by these programs*Vacation Unused earned and accrued Unused earned***Pension Protection Act (PPA) guides funding and benefit payments.**Governed by state regulations. As of 3/16/08